Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
SELECT MEDICAL HOLDINGS CORPORATION ELECTS NOT TO
PROCEED WITH PRIVATE OFFERING OF SENIOR FLOATING RATE NOTES
     MECHANICSBURG, PENNSYLVANIA — September 13, 2005 — Select Medical Holdings Corporation (“Holdings”), the parent company of Select Medical Corporation (“Select”), today announced that it has withdrawn a proposed private offering to institutional investors of $250 million in senior floating rate notes. The proposed offering was first announced on September 7, 2005. Holdings said it decided that current market conditions did not warrant its going forward with the offering at this time.
     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 98 long-term acute care hospitals in 26 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 740 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/